Exhibit 99.1

March 10, 2016	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports Fourth Quarter and Fiscal 2015 Results

Achieved Sales Growth of 3.2 Percent for the Year

Highlights

•	Full year total sales increased 3.2 percent and comparable store sales increased 1.0 percent

•	Full year diluted earnings per share of $0.51 or $0.58 as adjusted, compared to $0.59 or $0.72 as adjusted in 2014

•	Returned $239 million of dividends to shareholders in 2015

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the fourth quarter and fiscal year ended January 30, 2016.

Overview of Results

Net income for the fourth quarter was $6.3 million or $0.13 per diluted share compared to net income of $12.3 million or $0.27 per diluted share in 2014. Fourth quarter adjusted net income was $8.0 million or $0.17 per diluted share in 2015 compared to adjusted net income of $14.6 million or $0.32 per diluted share in 2014 (see Note 1). Fourth quarter 2015 results were significantly impacted by higher markdowns.

For the year, net income was $23.7 million or $0.51 per diluted share compared to $26.9 million or $0.59 per diluted share in 2014. Adjusted net income was $27.2 million or $0.58 per diluted share for 2015 compared to adjusted net income of $33.0 million or $0.72 per diluted share for 2014 (see Note 1). The year 2015 includes $3.0 million, or $0.04 per diluted share, higher interest expense. Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the year was $80.1 million compared to $87.0 million in 2014 (see Note 2).

Comments on Results

“Disappointing fourth quarter sales and a more promotional holiday selling season drove our results lower than the prior year. Our fourth quarter gross profit rate was lower as we made appropriate valuation decisions on inventories,” said Jay Stein, Chief Executive Officer. “On a positive note, we increased our comparable store sales for the year, had solid sales growth from ten new stores and controlled our expenses well. We also ended the year with acceptable inventory levels going into our strong spring selling season.”

Sales

Total sales for the fourth quarter of 2015 increased 1.8 percent to $394.1 million, while comparable store sales decreased 1.1 percent. For the year 2015, total sales increased 3.2 percent to $1.36 billion, while comparable store sales increased 1.0 percent. Sales from our ecommerce business increased by 70 percent in 2015 and were a 70 basis point lift to comparable store sales results in both the fourth quarter and the year.

Gross Profit

Gross profit for the fourth quarter of 2015 was $105.8 million or 26.8 percent of sales compared to $113.6 million or 29.4 percent of sales in 2014. The decrease in the gross profit rate is due to higher markdowns from lower than planned sales and an elevated promotional environment during the holiday selling season. Additionally, fall inventories levels were higher after the holiday selling season and required additional markdowns.

Gross profit for the year 2015 was $385.3 million or 28.3 percent of sales compared to $386.7 million or 29.3 percent of sales in 2014. The decrease in the gross profit rate for the year was primarily due to the fourth quarter impact discussed above.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses for the fourth quarter of 2015 were $95.1 million or 24.1 percent of sales compared to $93.1 million or 24.0 percent of sales in 2014. The $2.0 million increase in SG&A expenses is primarily the result of higher operating expenses for new stores and higher asset impairment charges, offset by lower earnings-based incentive compensation and SEC investigation fees (see Note 1).

SG&A expenses were $343.7 million for the year compared to $342.0 million in 2014. SEC investigation costs, net of insurance recoveries were $51 thousand in 2015 compared to $4.1 million in 2014 (see Note 1). Excluding these costs, SG&A expenses would be $343.7 million or 25.3 percent of sales compared to $338.0 million or 25.6 percent of sales in 2014.

Interest Expense and Debt

Interest expense for the fourth quarter of 2015 was $0.9 million compared to $0.1 million in 2014, decreasing earnings $0.01 per diluted share. For the year, interest expense was $3.3 million compared to $0.3 million in 2014, decreasing earnings $0.04 per diluted share. Interest expense is higher this year due to borrowings on our credit facilities which were used to partially fund a $226 million special dividend paid in February 2015.

Borrowings under our credit facilities were $190 million at the end of the year. Unused availability was $74 million at the end of the year.

Inventories

Inventories were $294 million at the end of 2015 compared to $286 million at the end of 2014 reflecting additional stores. Average inventories for our comparable stores, not including ecommerce, were down 1.5 percent from last year.

Store Activity

We had 278 stores at the end of 2015 compared to 270 at the end of 2014. Ten new stores were opened and two were closed in 2015.

2016 Outlook

We expect the following factors to influence our business in 2016:

•	We opened 5 new stores today and currently plan to open at least 7 new stores in October and November for a total plan of at least 12 stores.

•	We currently plan to close one and relocate two stores

•	New stores should increase sales an estimated 4 percent above our comparable store sales increases for the year

•	We expect our gross profit rate to be 50 basis points higher than 2015

•	SG&A expenses are expected to be approximately $370 million with the increase primarily due to new stores and planned payroll increases

•	Interest expense is estimated to be about the same as in 2015

•	The effective tax rate for the year is estimated to be 38.5 percent.

•	Capital expenditures for 2016 are expected to be approximately $43 million, or $33 million net of tenant improvement allowances.

Filing of Form 10-K

Reported results are preliminary and not final until the filing of our Form 10-K for the fiscal year ended January 30, 2016 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s fourth quarter and fiscal year 2015 results will be held at 10 a.m. EDT on March 10, 2016. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through April 30, 2016.

Investor Presentation

Stein Mart’s fiscal 2015 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. With 278 locations from California to Massachusetts, as well as steinmart.com, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: consumer sensitivity to economic conditions, competition in the retail industry, changes in consumer preferences and fashion trends, ability to implement our strategic plans to sustain profitable growth, effectiveness of advertising and marketing, capital availability and debt levels, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, impacts of seasonality, increases in the cost of compensation and employee benefits, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	January 30, 2016	January 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$11,830	$65,314
Inventories	293,608	285,623
Prepaid expenses and other current assets	18,586	19,340

Total current assets	324,024	370,277
Property and equipment, net	162,954	148,782
Other assets	29,247	30,768

Total assets	$516,225	$549,827

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$105,569	$129,924
Current portion of debt	10,000	—
Accrued expenses and other current liabilities	71,571	69,213

Total current liabilities	187,140	199,137
Long-term debt	180,150	—
Deferred rent	41,146	31,284
Other liabilities	31,472	34,468

Total liabilities	439,908	264,889

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock – $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock – $.01 par value; 100,000,000 shares authorized; 45,814,583 and 44,918,649 shares issued and outstanding, respectively	458	449
Additional paid-in capital	42,801	34,875
Retained earnings	33,337	250,046
Accumulated other comprehensive loss	(279)	(432)

Total shareholders’ equity	76,317	284,938

Total liabilities and shareholders’ equity	$516,225	$549,827

Stein Mart, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
	(Unaudited)		(Unaudited)
Net sales	$394,132	$386,999	$1,359,901	$1,317,677
Cost of merchandise sold	288,328	273,394	974,614	930,941

Gross profit	105,804	113,605	385,287	386,736
Selling, general and administrative expenses	95,093	93,070	343,724	342,027

Operating income	10,711	20,535	41,563	44,709
Interest expense, net	899	66	3,283	266

Income before income taxes	9,812	20,469	38,280	44,443
Income tax expense	3,562	8,164	14,569	17,537

Net income	$6,250	$12,305	$23,711	$26,906

Net income per share:
Basic	$0.14	$0.28	$0.52	$0.60

Diluted	$0.13	$0.27	$0.51	$0.59

Weighted-average shares outstanding:
Basic	44,905	43,898	44,754	43,850

Diluted	46,061	45,004	45,953	44,749

Stein Mart, Inc.

Consolidated Statements of Comprehensive Income

(In thousands)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
	(Unaudited)		(Unaudited)
Net income	$6,250	$12,305	$23,711	$26,906
Other comprehensive income, net of tax:
Other comprehensive income (loss) before reclassifications	137	(181)	137	(181)
Amounts reclassified from accumulated other comprehensive income	4	2	16	10

Comprehensive income	$6,391	$12,126	$23,864	$26,735

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended January 30, 2016	Year Ended January 31, 2015
	(Unaudited)
Cash flows from operating activities:
Net income	$23,711	$26,906
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,873	29,116
Share-based compensation	6,516	7,596
Store closing charges	7	25
Impairment of property and other assets	2,008	1,480
Loss on disposal of property and equipment	167	319
Deferred income taxes	(5,121)	1,201
Tax benefit from equity issuances	3,646	1,813
Excess tax benefits from share-based compensation	(3,932)	(1,942)
Changes in assets and liabilities:
Inventories	(7,985)	(24,106)
Prepaid expenses and other current assets	806	5,096
Other assets	2,045	(3,114)
Accounts payable	(24,438)	(1,237)
Accrued expenses and other current liabilities	(316)	4,307
Other liabilities	11,425	4,971

Net cash provided by operating activities	38,412	52,431

Cash flows from investing activities:
Net acquisition of property and equipment	(44,365)	(40,231)
Change in cash surrender value of life insurance	—	(111)

Net cash used in investing activities	(44,365)	(40,342)

Cash flows from financing activities:
Proceeds from borrowings	673,312	—
Repayments of debt	(483,079)	—
Debit issuance costs	(380)	—
Cash dividends paid	(239,089)	(12,295)
Excess tax benefits from share-based compensation	3,932	1,942
Proceeds from exercise of stock options and other	1,339	868
Repurchase of common stock	(3,566)	(4,144)

Net cash used in financing activities	(47,531)	(13,629)

Net decrease in cash and cash equivalents	(53,484)	(1,540)
Cash and cash equivalents at beginning of year	65,314	66,854

Cash and cash equivalents at end of year	$11,830	$65,314

NOTES TO PRESS RELEASE

Note 1 – Adjusted Results

We report our consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude those items detailed below, may provide a more meaningful measure to compare our results of operations between periods. We believe these non-GAAP results provide useful information to both management and investors by excluding certain items that impact comparability of the results.

Reconciliation of Operating Income, Net Income and Diluted EPS from GAAP Basis to Adjusted Non-GAAP Basis Unaudited (in thousands, except for share data)

	13 Weeks Ended January 30, 2016				13 Weeks Ended January 31, 2015
	Operating Income	Tax Provision	Net Income	Diluted EPS	Operating Income	Tax Provision	Net Income	Diluted EPS
GAAP Basis	$10,711	$3,562	$6,250	$0.13	$20,535	$8,164	$12,305	$0.27
Adjustments:
Ecommerce losses	1,013	385	628	0.01	588	223	365	0.01
SEC investigation costs (1)	(166)	(63)	(103)	—	1,136	52	1,084	0.02
Store closing & impairment charges	2,008	763	1,245	0.03	1,443	548	895	0.02

Total adjustments	2,855	1,085	1,770	0.04	3,167	823	2,344	0.05

Adjusted Non-GAAP Basis	$13,566	$4,647	$8,020	$0.17	$23,702	$8,987	$14,649	$0.32

	52 Weeks Ended January 30, 2016				52 Weeks Ended January 31, 2015
	Operating Income	Tax Provision	Net Income	Diluted EPS	Operating Income	Tax Provision	Net Income	Diluted EPS
GAAP Basis	$41,563	$14,569	$23,711	$0.51	$44,709	$17,537	$26,906	$0.59
Adjustments:
Ecommerce losses	3,565	1,355	2,210	0.04	2,624	997	1,627	0.04
SEC investigation costs (1)	51	19	32	—	4,058	1,162	2,896	0.06
Store closing & impairment charges	2,035	773	1,262	0.03	2,481	943	1,538	0.03

Total adjustments	5,651	2,147	3,504	0.07	9,163	3,102	6,061	0.13

Adjusted Non-GAAP Basis	$47,214	$16,716	$27,215	$0.58	$53,872	$20,639	$32,967	$0.72

(1)	Professional fees and other expenses, net of insurance recoveries, related to the SEC investigation into our 2012 financial restatement which was settled in September 2015.

Note 2 – EBITDA

As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Unaudited (in thousands)

	52 Weeks Ended	52 Weeks Ended
	Jan. 30, 2016	Jan. 31, 2015
Net income	$23,711	$26,906
Add back amounts for computation of EBITDA:
Interest expense, net	3,283	266
Income tax expense	14,569	17,537
Depreciation and amortization	29,873	29,116

EBITDA	71,436	73,825

Adjustments:
Ecommerce losses	3,565	2,624
SEC Investigation costs	51	4,058
Store closing & impairment charges	2,035	2,481
Pre-opening costs	3,036	4,049

Total adjustments	8,687	13,212

Adjusted EBITDA	$80,123	$87,037